Exhibit 3.30

CERTIFICATE OF FORMATION

OF

IIP-MD 1 LLC

1. The name of the limited liability company is IIP-MD 1 LLC.

2. The address of its registered office in the State of Delaware is: Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

3. This Certificate of Formation shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Formation of IIP-MD 1 LLC this 9th day of May, 2017.

/s/ Brian Wolfe
Brian Wolfe, Authorized Person